Exhibit 5.1
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrown.com
March 10, 2009
The Board of Trustees
ProLogis
4545 Airport Way
Denver, Colorado 80239
Re:      ProLogis Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as special counsel to ProLogis, a Maryland real estate investment trust (“ProLogis”), in connection with the proposed sale of the following securities (the “Securities”) of ProLogis, as set forth in ProLogis’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”): (i) one or more series of debt securities (the “Debt Securities”), (ii) one or more series of preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”), and (iii) common shares of beneficial interest, par value $0.01 per share (the “Common Shares”).
Each series of the Debt Securities will be issued under an Indenture dated as of March 1, 1995, and supplemented by a First Supplemental Indenture dated February 9, 2005, a Second Supplemental Indenture dated November 2, 2005, a Third Supplemental Indenture dated November 2, 2005, a Fourth Supplemental Indenture dated March 26, 2007, a Fifth Supplemental Indenture dated November 8, 2007, a Sixth Supplemental Indenture dated May 7, 2008 and a Seventh Supplemental Indenture dated May 7, 2008 (collectively, the “Indenture”), between ProLogis and U.S. Bank National Association (successor in interest to State Street Bank and Trust Company), as Trustee. Each series of the Preferred Shares will be issued under ProLogis’s Amended and Restated Declaration of Trust, as amended and supplemented (the “Declaration of Trust”), and Articles Supplementary to be filed with the State Department of Assessments and Taxation of Maryland (the “Maryland SDAT”). The Common Shares will be issued under the Declaration of Trust. Certain terms of the Securities to be issued by ProLogis from time to time will be approved by the Board of Trustees of ProLogis or a committee thereof as part of the trust action taken and to be taken in connection with the authorization of the issuance of the Securities (the “Trust Proceedings”).
As special counsel to ProLogis, we have examined originals or copies certified or otherwise identified to our satisfaction of the Declaration of Trust, ProLogis’ Amended and Restated Bylaws, as amended, resolutions of ProLogis’ Board of Trustees and committees thereof and
Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

Mayer Brown llp
The Board of Trustees
March 10, 2009

such ProLogis records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of ProLogis. In rendering this opinion, we have assumed the legal capacity and genuineness of all signatures of persons signing all documents, the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals and the conformity to authentic original documents, records and certificates of all documents, records and certificates submitted to us as copies.
Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:
(i)	upon the completion of the Trust Proceedings relating to a series of the Debt Securities and the due execution, authentication, issuance and delivery of the Debt Securities of such series, the Debt Securities of such series, when sold in exchange for the consideration set forth in the Prospectus contained in the Registration Statement and any Prospectus Supplement relating to such series of the Debt Securities, will be duly authorized and will be binding obligations of ProLogis enforceable in accordance with their terms and entitled to the benefits of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity;

(ii)	upon the completion of the Trust Proceedings relating to a series of the Preferred Shares, the execution, delivery and filing with, and recording by, the Maryland SDAT of Articles Supplementary relating to such series of the Preferred Shares, and the due execution, countersignature and delivery of the Preferred Shares of such series, the Preferred Shares of such series, when sold in exchange for the consideration set forth in the Prospectus and any Prospectus Supplement relating to such series of the Preferred Shares, will be duly authorized, legally issued, fully paid and nonassessable; and

(iii)	upon the completion of the Trust Proceedings relating to the Common Shares and the due execution, countersignature and delivery of the Common Shares, the Common Shares, when sold in exchange for the consideration set forth in the Prospectus and any Prospectus Supplement relating to the Common Shares, will be duly authorized, legally issued, fully paid and nonassessable.

Mayer Brown llp
The Board of Trustees
March 10, 2009

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the caption “Legal Matters” with respect to the matters stated therein.
We are admitted to practice law in the State of Illinois, and we express no opinion as to matters under or involving any laws other than the laws of the State of Illinois, the laws of the State of New York, the federal laws of the United States of America and the laws of the State of Maryland.
Sincerely,
/s/ Mayer Brown LLP